Exhibit 23.6

CONSENT OF KEYBANC CAPITAL MARKETS

          We hereby consent to the inclusion in the Registration Statement on Form S-4, filed with the Securities and Exchange Commission by REITPlus, Inc., the proxy statement filed with the Securities and Exchange Commission by AmREIT and any filings with any state securities administrator, to the extent such inclusion is legally required, of our opinion dated May 20, 2009, relating to the fairness, from a financial point of view, to the holders of the common stock of AmREIT of the consideration to be received by such holders in a contemplated merger of AmREIT with and into REITPlus, Inc.

          In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the above mentioned Registration Statement  or proxy statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ KEYBANC CAPITAL MARKETS INC.

Cleveland, Ohio

March 29, 2009